Exhibit 99.1

For Immediate Release

GEORGIA-CAROLINA BANCSHARES ANNOUNCES

THIRD QUARTER 2013 NET INCOME &

QUARTERLY CASH DIVIDEND

October 30, 2013

Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB) (the “Company”), parent company of First Bank of Georgia, today reported net income of $843,000, or $0.23 per diluted common share, for the three months ended September 30, 2013, compared to net income of $2,242,000, or $0.62 per diluted common share, for the three months ended September 30, 2012. The Company reported net income of $5,269,000, or $1.47 per diluted common share, for the nine months ended September 30, 2013, compared to net income of $5,229,000, or $1.45 per diluted common share, for the nine months ended September 30, 2012.

Book value totaled $16.03 per common share at September 30, 2013, up from $15.50 per common share at September 30, 2012. Reported earnings represent a 12.13% return on average equity (annualized) and a 1.44% return on average assets (annualized) for the nine month period ended September 30, 2013.

Remer Y. Brinson III, President & CEO of the Company, stated “The Company continues to report strong earnings performance through the first three quarters of 2013. Asset quality continues to improve and has resulted in a credit provision to our allowance for loan losses during the year. Through the first nine months of 2013, we have had net recoveries of 0.51% of average loans. Non-performing assets have declined to 1.66% of total assets, down from 1.88% one year ago. Third quarter earnings are down from recent quarters as mortgage volume declined and yields declined on the sale of mortgage loans due to increasing market interest rates.”

Brinson continued, “We have seen an increase in loan demand during the year, although bank loan outstandings, excluding the allowance for loan loss, have declined slightly during the first nine months. However, deposit growth remains strong. Core deposits, excluding Certificates of Deposits, have grown 14.0% (annualized) during the year.”

Total assets have declined 1.2% to $500.1 million since December 31, 2012. Total loans, excluding loans held for sale, declined 1.1% during the nine month period ended September, 2013, to $262.8 million. Core deposits totaled $273.6 million at September 30, 2013, compared to $247.6 million at December 31, 2012, an increase of 10.5%.

Georgia-Carolina Bancshares’ Board of Directors declared a quarterly cash dividend of $0.045 per share of common stock payable on November 19, 2013, to shareholders of record as of November 12, 2013.

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County (Martinez and Evans), and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Cash and due from banks	$18,970	$30,279
Securities available-for-sale	156,571	132,760

Loans	262,815	265,831
Allowance for loan losses	(5,174)	(5,954)
Loans, net	257,641	259,877

Loans held for sale at fair value	27,694	48,432
Bank-owned life insurance	14,703	10,001
Bank premises and fixed assets	9,513	8,790
Accrued interest receivable	1,852	1,772
Other real estate owned, net of allowance	5,136	5,876
Federal Home Loan Bank stock	697	1,865
Other assets	7,348	6,523

Total assets	$500,125	$506,175

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$79,743	$70,880
Interest-bearing:
NOW accounts	56,752	57,482
Savings	61,164	64,236
Money market accounts	75,959	54,982
Time deposits of $100,000, and over	99,061	111,537
Other time deposits	56,700	57,839
Total deposits	429,379	416,956

Federal Home Loan Bank and other borrowings	-	25,028
Repurchase agreements	6,268	3,333
Other liabilities	7,313	4,533

Total liabilities	442,960	449,850

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,565,246 and 3,528,296 shares issued and outstanding	4	4
Additional paid-in-capital	16,042	15,687
Retained earnings	43,984	39,177
Accumulated other comprehensive income	(2,865)	1,457
Total shareholders' equity	57,165	56,325
Total liabilities and shareholders' equity	$500,125	$506,175

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income
Interest and fees on loans	$3,795	$4,579	$11,465	$13,754
Interest on taxable securities	635	502	1,784	1,542
Interest on nontaxable securities	143	109	386	335
Interest on Federal funds sold and other interest	8	10	42	51
Total interest income	4,581	5,200	13,677	15,682

Interest expense
Interest on time deposits of $100,000 or more	253	376	801	1,275
Interest on other deposits	255	349	811	1,088
Interest on funds purchased and other borrowings	4	220	14	670
Total interest expense	512	945	1,626	3,033

Net interest income	4,069	4,255	12,051	12,649

Provision for loan losses	15	(729)	(1,787)	(299)

Net interest income after provision for loan losses	4,054	4,984	13,838	12,948

Noninterest income
Service charges on deposits	414	380	1,174	1,114
Mortgage banking activities	1,765	3,929	6,462	8,724
Gain on sale of other real estate	22	10	181	16
Gain on sale of securities	-	10	91	11
Other income/loss	503	506	2,386	1,375
Total noninterest income	2,704	4,835	10,294	11,240

Noninterest expense
Salaries and employee benefits	3,299	3,449	9,664	9,351
Occupancy expenses	387	391	1,122	1,168
Other real estate expenses	351	918	1,053	1,409
Other expenses	1,596	1,749	4,875	4,610
Total noninterest expense	5,633	6,507	16,714	16,538

Income before income taxes	1,125	3,312	7,418	7,650

Income tax expense	282	1,070	2,149	2,421

Net income	$843	$2,242	$5,269	$5,229

Net income per share of common stock
Basic	$0.24	$0.62	$1.48	$1.45
Diluted	$0.23	$0.62	$1.47	$1.45

Dividends per share of common stock	$0.045	$0.040	$0.130	$0.080